Exhibit 8.2

August 26, 2009	+1 617 526 6000 (t)
+1 617 526 5000 (f)
wilmerhale.com

CuraGen Corporation
322 East Main Street
Branford, Connecticut 06405

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of May 28, 2009 (the “Merger Agreement”), by and among Celldex Therapeutics, Inc., a Delaware corporation (“Celldex”), Cottrell Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Celldex, and CuraGen Corporation, a Delaware corporation (the “Company”).  Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto.

In our capacity as counsel to the Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement, and the exhibits thereto, representation letters provided by each of Celldex and the Company (the “Representation Letters”) and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of the documents.

We have further assumed, with your permission, that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.  Furthermore, we have assumed, with your permission, that all representations contained in the Merger Agreement and the Representation Letters are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification.  We have also assumed, with your permission, that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.  We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, U.S.

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109

Beijing  Berlin  Boston  Brussels  Frankfurt  London  Los Angeles  New York  Oxford  Palo Alto  Waltham  Washington

Treasury regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion.  No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein.  Nevertheless, we undertake no responsibility to advise you of any developments or changes after the Effective Time in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court.  Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Based solely upon and subject to the foregoing and the qualifications set forth in the Registration Statement, we hereby confirm that the statements of law contained in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger”, constitute our opinion as to the material United States federal income tax consequences of the Merger to the Company shareholders.

In rendering this opinion, we have assumed that Lowenstein Sandler P.C., has delivered, and has not withdrawn, an opinion that is substantially similar to this one.

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger.  This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement.  It may not be relied upon for any other purpose or by any other person or entity other than your shareholders without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger.  In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ KIMBERLY B. WETHLY
Kimberly B. Wethly, Partner